UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 12, 2013 (December 11, 2013)

FIFTH & PACIFIC COMPANIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-10689	13-2842791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1441 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 354-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. REGULATION FD DISCLOSURE.

On November 8, 2013, Fifth & Pacific Companies, Inc. (the “Company”) commenced an offer to purchase (the “Offer”) up to $125.0 million aggregate principal amount of 10.5% Senior Secured Notes due 2019 (the “Notes”) of the Company, in accordance with the terms of the indenture governing the Notes, dated April 7, 2011, as amended (the “Indenture”), at a purchase price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any.

The Offer was made in connection with the sale (the “Sale”) of all issued and outstanding equity interests of ABG Juicy LLC, as reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2013.  The Sale constituted an “Asset Sale” under the Indenture, and the Offer constituted a “Net Proceeds Offer” under the Indenture.  Of the total consideration from the Sale, Net Proceeds (as defined under the Indenture) from the sale of Notes Priority Collateral (as defined under the Indenture) were $125.0 million.  In accordance with the terms of the Indenture, the Net Proceeds were deposited into the Collateral Proceeds Account (as defined under the Indenture).

On December 11, 2013, the Offer expired.  No Notes were tendered into the Offer.  As a result, in accordance with the terms of the Indenture, the entire $125.0 million of Net Proceeds was released from the Collateral Proceeds Account and became available for use by the Company in any manner permitted by the Indenture.  The Company expects to use the Net Proceeds for debt reduction and for general corporate purposes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH & PACIFIC COMPANIES, INC.

Date: December 12, 2013	By:	/s/ George M. Carrara
	Name:	George M. Carrara
	Title:	Chief Financial Officer